                           SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X] Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))

[_] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           MELLON BANK CORPORATION
                   ________________________________________
               (Name of Registrant as Specified In Its Charter)


Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


   (1) Title of each class of securities to which transaction applies:

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   (2) Aggregate number of securities to which transaction applies:

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   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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   (4) Proposed maximum aggregate value of transaction:

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   (5) Total fee paid:

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[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1) Amount Previously Paid:

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   (2) Form, Schedule or Registration Statement No.:

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   (3) Filing Party:

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   (4) Date Filed:

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Notes:

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LOGO
OF MELLON BANK CORPORATION

MELLON BANK CORPORATION          Mellon Bank Corporation
                                 One Mellon Bank Center
                                 Pittsburgh, PA 15258-0001

                                 March 10, 1998


Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Mellon Bank Corporation in Pittsburgh on Tuesday, April 21, 1998, at 10:00 A.M. Further information about the meeting and the matters to be considered is contained in the formal Notice of Annual Meeting and Proxy Statement on the following pages.

It is important that your shares be represented at this meeting. Whether or not you plan to attend, we hope that you will sign, date and return your Proxy promptly in the enclosed envelope. Completing and returning the enclosed Proxy will not limit your right to vote in person or to attend the meeting.

Sincerely,
LOGO
/s/ Frank V. Cahouet
Frank V. Cahouet
Chairman, President and
Chief Executive Officer

--------------------------------------------------------------------------------
  LOGO
OF MELLON BANK CORPORATION
MELLON BANK CORPORATION

One Mellon Bank Center
Pittsburgh, Pennsylvania 15258-0001

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders:

Notice is hereby given that the Annual Meeting of Shareholders of Mellon Bank Corporation (the "Corporation") will be held on the 10th Floor of the Union Trust Building, 501 Grant Street, Pittsburgh, Pennsylvania, on Tuesday, April 21, 1998, at 10:00 A.M., for the purpose of considering and acting upon the following:

1. the election of directors;

2. a proposal to amend the Corporation's Restated Articles of Incorporation to increase the authorized number of shares of Common Stock;

3. the ratification of the appointment of KPMG Peat Marwick LLP as independent public accountants of the Corporation for the year 1998; and

4. such other matters as may properly come before the meeting.

The Board of Directors has fixed the close of business on Thursday, February 12, 1998, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment thereof.

Enclosed are a Proxy Statement, a form of Proxy, an addressed return envelope and the Corporation's 1997 Annual Report. All shareholders, whether or not they expect to be present at the meeting, are requested to sign and date the Proxy and to return it in the addressed envelope promptly. Shareholders who plan to attend the meeting in person are also requested to complete and return the reservation form which appears at the end of the Proxy Statement. Shareholders who attend the meeting may, if they wish, vote in person even though they have previously submitted a Proxy.

By Order of the Board of Directors
LOGO
/s/ Carl Krasik
Carl Krasik
Secretary

March 10, 1998

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   LOGO
OF MELLON BANK CORPORATION
MELLON BANK CORPORATION

One Mellon Bank Center
Pittsburgh, Pennsylvania 15258-0001

PROXY STATEMENT


March 10, 1998

The accompanying Proxy is solicited by the Board of Directors of Mellon Bank Corporation (the "Corporation") for the Annual Meeting of Shareholders of the Corporation scheduled to be held on Tuesday, April 21, 1998. Proxies are being solicited from holders of the Corporation's common stock, par value $0.50 per share (the "Common Stock"). If the Proxy is properly signed and returned, the shares it covers will be voted as directed by the shareholder. The Proxy may be revoked by written notice to the Secretary of the Corporation at any time prior to the annual meeting. Shareholders who attend the annual meeting may vote in person even though they have submitted a Proxy, in which case, their Proxy will be deemed to have been revoked.

Unless a Proxy is revoked or contains other directions, the shares it covers will be voted at the meeting FOR the election as directors of the nominees of the Board of Directors set forth below (Proxy Item 1), FOR the proposal to amend the Corporation's Restated Articles of Incorporation to increase the authorized number of shares of Common Stock (Proxy Item 2) and FOR ratification of the appointment of KPMG Peat Marwick LLP as independent public accountants of the Corporation for the year 1998 (Proxy Item 3). However, if a broker or nominee voting a Proxy limits the number of shares which are voted on a proposal or indicates that shares are not voted on a proposal, such "non-votes" will not be voted on the proposal and will not be counted in determining the number of affirmative votes required for approval. Unless otherwise instructed on a Proxy, the persons appointed in the Proxy to vote at the annual meeting may vote or act in accordance with their judgment on any other matters properly presented for action at the meeting. At the annual meeting, holders of Common Stock will be entitled to one vote for each share held and will not be entitled to cumulative voting.

The close of business on Thursday, February 12, 1998, has been set by the Board of Directors as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting or any adjournment thereof. As of that date, the Corporation had outstanding 259,517,797 shares of Common Stock. Proxies, ballots and voting tabulations that identify individual holders of Common Stock will be held in confidence by the Corporation's transfer agent. Individual votes will not be disclosed except as may be necessary to meet legal requirements, in the case of a contested proxy solicitation or as may be requested by the particular shareholder. The distribution of these proxy materials, consisting of the Notice of Annual Meeting, the Proxy Statement and the Proxy, together with the Corporation's 1997 Annual Report, is expected to commence on or about March 10, 1998.

ELECTION OF DIRECTORS (PROXY ITEM 1)

The By-Laws of the Corporation provide that the directors will serve in three classes, as nearly equal in number as possible, with such classes of directors serving staggered, three-year terms of office. At each annual meeting of shareholders, a class consisting of approximately one-third of the Corporation's directors is elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election and until their successors have been duly elected and qualified. The By-Laws also provide that the Corporation's Board of Directors shall consist of such number of directors as shall be fixed from time to time by a majority vote of the full Board of Directors. The Board of Directors has fixed the number of directors at 22, and at this year's annual meeting of shareholders seven directors will be elected to the class of directors whose terms end in 2001. Ira J. Gumberg, Edward J. McAniff, Martin G. McGuinn, David
S. Shapira, W. Keith Smith, Joab L. Thomas and William J. Young, all of whom are presently serving as

--------------------------------------------------------------------------------
 directors of the Corporation, have been nominated for election at this year's annual meeting to the term ending in 2001.

Any vacancies in the Board of Directors resulting from death, retirement, resignation, disqualification, removal from office or other cause, as well as any vacancy resulting from an increase in the number of directors that occurs between annual meetings of shareholders, will be filled by a majority vote of the remaining directors then in office. Directors so chosen to fill vacancies will hold office until the expiration of the term of the class to which they have been elected.

The shares of Common Stock represented by the enclosed Proxy will be voted FOR the election of the nominees named below, unless authority to vote for one or more of the nominees is withheld. In the event that one or more of the nominees is unable or unwilling to serve as a director, the persons named in the Proxy will vote for the election of such substitute nominee, if any, as shall be named by the Nominating Committee of the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve as a director, as each of the nominees has expressed a willingness to serve if elected. In connection with the management succession plan referenced below, Mr. Smith has announced his expected retirement from the Corporation and his intention to serve as a member of the Board through December of 1998.

BIOGRAPHICAL SUMMARIES OF NOMINEES AND CONTINUING DIRECTORS

Information regarding the nominees for election at this year's annual meeting, as well as information regarding the continuing directors whose terms expire in 1999 and 2000, is set forth below. Each of the nominees other than Mr. McGuinn was previously elected by the shareholders at the Corporation's 1995 annual meeting of shareholders. Mr. McGuinn was elected by the Board of Directors in January 1998. The Board of Directors has approved a management succession plan that designates Mr. McGuinn to succeed Mr. Cahouet as Chairman and Chief Executive Officer of the Corporation following Mr. Cahouet's retirement. The succession plan also designates Mr. Condron as President and Chief Operating Officer of the Corporation following Mr. Cahouet's retirement.

                    NOMINEES FOR DIRECTOR--TERM EXPIRES 2001


               Ira J. Gumberg         Director Since 1989                Age 44

LOGO
               President, Chief Executive Officer and
               director, J.J. Gumberg Co. (real estate
               management and development). Mr. Gumberg is also a director of Fabri-Centers of America.
               He serves on the Corporation's Executive
               Committee, Audit Committee and Trust and
               Investment Committee (Chairman).

               Edward J. McAniff      Director Since 1994                Age 63

LOGO
               Partner, O'Melveny & Myers (full service law firm). Mr. McAniff serves on the Corporation's
               Community Responsibility Committee and Trust and Investment Committee.

               Martin G. McGuinn      Director Since 1998                Age 55

               Chairman and Chief Executive Officer of Mellon Bank, N.A. ("Mellon Bank") (1998) and Vice Chairman of the Corporation. Mr. McGuinn is also a director of General Re Corporation. He serves on the Corporation's Executive Committee.
LOGO

--------------------------------------------------------------------------------
               David S. Shapira       Director Since 1986                Age 56

               Chairman, Chief Executive Officer and
               director, Giant Eagle, Inc. (retail grocery
LOGO store chain). Mr. Shapira is also a director of Action Industries, Inc. and Equitable Resources, Inc. He serves on the Corporation's Executive Committee, Audit Committee (Vice Chairman), Trust and Investment Committee and Technology Committee.


               W. Keith Smith         Director Since 1987                Age 63

LOGO
               Vice Chairman of the Corporation and Senior
               Vice Chairman of Mellon Bank (1998). Mr. Smith is also a director of Dentsply International, Inc. He serves on the Corporation's Executive Committee.

               Joab L. Thomas         Director Since 1993                Age 65

LOGO
               President Emeritus (1995), The Pennsylvania
               State University (major public research
               university). Dr. Thomas is also a director of Lukens, Inc. He serves on the Corporation's Human Resources Committee and Technology Committee.

               William J. Young       Director Since 1964*               Age 69

LOGO
               Retired President, Portland Cement Association (trade association for the Portland Cement Industry). He serves on the Corporation's Human Resources Committee, Trust and Investment Committee (Vice Chairman) and Community Responsibility Committee.

                    CONTINUING DIRECTORS--TERM EXPIRES 1999

               Dwight L. Allison, Jr. Director Since 1996**              Age 68

               Retired Chairman, President and Chief
               Executive Officer, The Boston Company. Mr.
               Allison is also a director of Avery Dennison
               Corporation. He serves on the Corporation's
               Community Responsibility Committee and Trust and Investment Committee.
LOGO

 * Served as a director of The Girard Company from the date indicated until its merger with the Corporation in 1983.
** Has served as a director of The Boston Company since 1972.

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               J. W. Connolly         Director Since 1989                Age 64

               Retired (1993) Senior Vice President, H. J.
               Heinz Company (food manufacturer). Mr.
LOGO Connolly is also a director of Consolidated Natural Gas Company. He serves on the Corporation's Executive Committee, Audit Committee and Human Resources Committee (Vice Chairman).

               Charles A. Corry       Director Since 1991                Age 66

LOGO
               Retired (1995) Chairman and Chief Executive
               Officer, USX Corporation (energy and steel).
               Mr. Corry is also a director of USX
               Corporation and GenCorp. He serves on the Corporation's Executive Committee, Audit Committee, Nominating Committee (Chairman) and Human Resources Committee.

               Pemberton Hutchinson   Director Since 1989                Age 66

LOGO
               Retired (1993) Chief Executive Officer,
               Westmoreland Coal Company (coal mining
               company). Mr. Hutchinson is also a director of Westmoreland Coal Company and Teleflex
               Incorporated. He serves on the Corporation's
               Nominating Committee, Trust and Investment
               Committee and Community Responsibility
               Committee.

               Rotan E. Lee, Esquire  Director Since 1993                Age 48

LOGO
               Chairman, Talleyrand Atlantic, LLC (strategic planning company-information technology). From 1996 to 1997, Mr. Lee was a partner with Sherr, Joffe & Zuckerman, P.C. (full service law firm). From 1994 to 1996, Mr. Lee served as Chief Operating Officer of RMS Technologies, Inc. (information technology). Prior to 1994, he was a partner with Fox, Rothschild, O'Brien & Frankel (full service law firm). Mr. Lee serves on the Corporation's Trust and Investment Committee and Community Responsibility Committee.

               Robert Mehrabian       Director Since 1994                Age 56

LOGO
               Senior Vice President and Segment Executive,
               Aerospace and Electronics, of Allegheny
               Teledyne Incorporated (specialty metals and diversified businesses). Prior to 1997, Dr. Mehrabian served as President of Carnegie Mellon University (private co-educational research institution). Dr. Mehrabian is also a director of Allegheny Teledyne Incorporated, BEI Technologies, Inc. and PPG Industries, Inc. He serves on the Corporation's Executive Committee, Audit Committee and Technology Committee (Chairman).

               Wesley W. von Schack   Director Since 1989                Age 53

               Chairman, President, Chief Executive Officer and Director, New York State Electric and Gas Corporation (energy services company). Prior to 1996, Mr. von Schack served as Chairman, President and Chief Executive Officer of DQE (energy services company). Mr. von Schack is also a director of RMI Titanium Company. He serves on the Corporation's Executive Committee, Nominating Committee, Human Resources Committee, Technology Committee and Community Responsibility Committee (Chairman).
LOGO

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                    CONTINUING DIRECTORS--TERM EXPIRES 2000

               Burton C. Borgelt      Director Since 1991                Age 65

LOGO
               Retired (1996) Chairman and Chief Executive
               Officer, Dentsply International, Inc.
               (manufacturer of artificial teeth and
               consumable dental products). Mr. Borgelt is also a director of Dentsply International, Inc. and DeVlieg-Bullard, Inc. He serves on the Corporation's Trust and Investment
               Committee and Community Responsibility
               Committee.

               Carol R. Brown         Director Since 1992                Age 64

LOGO
               President, The Pittsburgh Cultural Trust
               (cultural and economic growth organization).
               Mrs. Brown serves on the Corporation's Audit
               Committee and Community Responsibility
               Committee.

               Frank V. Cahouet       Director Since 1987                Age 65

LOGO
               Chairman, President and Chief Executive
               Officer of the Corporation. Mr. Cahouet is also a director of Avery Dennison Corporation, Saint-Gobain Corporation and Allegheny Teledyne Incorporated. He serves as Chairman of the Corporation's Executive Committee.

               Christopher M. Condron Director Since 1998                Age 50

LOGO
               President and Chief Operating Officer of
               Mellon Bank (1998) and Vice Chairman of the
               Corporation. Prior to 1994, Mr. Condron was
               President of Boston Safe Deposit and Trust
               Company and Executive Vice President of The
               Boston Company. He serves on the Corporation's
               Executive Committee.

               C. Frederick Fetterolf Director Since 1984                Age 69

LOGO
               Retired President and Chief Operating Officer, Aluminum Company of America (aluminum and chemicals). Mr. Fetterolf is also a director of Allegheny Teledyne Incorporated, Commonwealth Aluminum Company, Dentsply International, Inc., Praxair, Quaker State Corporation and Union Carbide Corporation. He serves on the Corporation's Executive Committee, Audit Committee (Chairman), Trust and Investment Committee and Community Responsibility Committee (Vice Chairman).

               George W. Johnstone    Director Since 1996                Age 59

               Retired (1997) President and Chief Executive
               Officer, American Water Works Company, Inc.
               (water services company). Mr. Johnstone serves on the Corporation's Trust and Investment Committee.
LOGO

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               Andrew W. Mathieson    Director Since 1981                Age 69

               Vice Chairman, Richard King Mellon Foundation (philanthropy). From 1992 to 1997, Mr.
LOGO Mathieson also served as Executive Vice President, Richard K. Mellon and Sons (investments). He is a director of General Re Corporation. Mr. Mathieson serves on the Corporation's Executive Committee, Nominating Committee (Vice Chairman) and Human Resources Committee (Chairman).

               Seward Prosser Mellon  Director Since 1972                Age 55

LOGO
               President and Chief Executive Officer, Richard
               K. Mellon and Sons (investments) and Richard
               King Mellon Foundation (philanthropy).

ACTION BY SHAREHOLDERS

The seven nominees receiving the highest number of votes cast at the annual meeting by all holders of shares of Common Stock will be elected as directors for terms expiring in 2001. A vote indicated as withheld from a nominee will not be cast for such nominee but will be counted in determining the presence of a quorum.

WITH RESPECT TO THE ELECTION OF DIRECTORS (PROXY ITEM 1), THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL NOMINEES.

THE BOARD AND ITS COMMITTEES; DIRECTORS' COMPENSATION

The Board of Directors held 12 regular meetings during 1997. Each incumbent director attended at least 75 percent of the aggregate number of meetings of the Board and of the committees of which he or she was a member during the period served in 1997. With the exception of the Executive Committee, all Board committees are composed of directors who are not officers of the Corporation.

The committees of the Board of Directors and a general description of their respective duties follow:

EXECUTIVE COMMITTEE

The Executive Committee has the power and authority of the Board of Directors to manage the affairs of the Corporation between meetings of the Board. The Committee also regularly reviews significant corporate matters and recommends action as appropriate to the Board. The Executive Committee met 14 times during 1997.

AUDIT COMMITTEE

The Audit Committee oversees the credit policies, accounting practices, auditing policies, controls and other material financial matters of the Corporation and its subsidiaries. It provides a channel, independent of management, through which reports are made to the Board with respect to auditing and all related matters. The Head of the Corporation's Auditing Department meets with the Committee at each meeting of the Committee and the Corporation's independent public accountants meet with the Committee at least quarterly, with and without representatives of management present, to review accounting, auditing and financial reporting matters, including the review of audit plans. The Committee is also responsible for receiving and reviewing the examination reports of the Corporation by federal bank regulatory authorities, other than those reports which are reviewed by the Trust and Investment Committee or the Community Responsibility Committee. The Corporation's independent public accountants are appointed by the Board of Directors upon the Committee's recommendation and ratified by the shareholders. The Audit Committee met eight times during 1997.

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NOMINATING COMMITTEE

The Nominating Committee recommends to the Corporation's Board and to the Boards of its various significant subsidiaries such as Mellon Bank, Mellon Bank
(DE) National Association, Mellon Bank (MD) National Association, Boston Safe Deposit and Trust Company, Mellon Bank, F.S.B. (collectively the "Banks"), The Boston Company, The Dreyfus Corporation and Buck Consultants, Inc., candidates for nomination for election as directors of the Corporation and of those respective entities.

The Committee considers nominees recommended by shareholders for election as directors of the Corporation. To make such a recommendation, a shareholder should submit in writing the name, address and qualifications of the proposed nominee to the Secretary of the Corporation, One Mellon Bank Center, Room 4826, Pittsburgh, Pennsylvania 15258-0001. In addition, the By-Laws of the Corporation set forth specific procedures that, if followed, enable any shareholder entitled to vote in the election of directors to make nominations directly at a meeting of shareholders. Those procedures include a requirement for written notice to the Corporation at least 90 days prior to the anniversary date of the previous year's annual meeting of shareholders.

The Committee also reviews and recommends to the Corporation's Board and the Boards of its various significant subsidiaries policies relating to (a) practices and responsibilities of the Boards and their various committees and
(b) the components of directors' compensation. The Nominating Committee met one time during 1997.

HUMAN RESOURCES COMMITTEE

The Human Resources Committee establishes the compensation and benefits of the Chairman, Chief Executive Officer, President and Chief Operating Officer and such other senior officers of the Corporation and its subsidiaries as it determines. The Committee also generally advises and assists management in implementing programs designed to assure the selection and development of key personnel and reviews reports regarding the operation and administration of the Corporation's employee benefits plans. The Committee administers the Corporation's Profit Bonus Plan, Long-Term Profit Incentive Plan (1996) and Phantom Stock Unit Plan (1995), including the making of awards thereunder. The Committee met seven times during 1997.

TRUST AND INVESTMENT COMMITTEE

The Trust and Investment Committee, with general oversight of the trust and investment activities of the Corporation's subsidiaries, ensures that assets held in a fiduciary capacity are being administered in accordance with applicable law and regulations. It acts as a channel independent of management through which auditing and bank examination reports regarding trust and investment activities are presented to the Banks' Boards of Directors and is also responsible for overseeing the administration of fiduciary responsibilities for the non-bank subsidiaries of the Corporation. It also has general oversight responsibilities for the trust departments of the Banks. The Committee met eight times during 1997.

COMMUNITY RESPONSIBILITY COMMITTEE

The Community Responsibility Committee has general oversight responsibility for the Corporation's policy concerning overall compliance with the Community Reinvestment Act ("CRA") and Fair Lending laws. In addition, the Committee has specific responsibilities for reviewing the Corporation's overall policy and goals concerning CRA and Fair Lending activities, monitoring each Bank's compliance and reviewing the report of the Corporation's contributions program. The Committee reviews the examination reports of the Corporation and the Banks by regulatory authorities concerning CRA and Fair Lending compliance and renders a report to the Board with respect to these matters. The Committee met four times during 1997.

TECHNOLOGY COMMITTEE

The Technology Committee has general oversight responsibility for the role of technology and its use throughout the Corporation. It advises and assists management in the formulation and implementation of operating and strategic plans designed to take full advantage of existing and emerging technology. It monitors the performance of technology throughout the Corporation. The Committee met six times during 1997.

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DIRECTORS' COMPENSATION

Each director of the Corporation who does not receive a salary from the Corporation or one of its subsidiaries currently receives a monthly retainer of $2,292 and, in addition, a per meeting fee of $1,000 for each meeting at which such director renders services to the Corporation, including meetings of shareholders, the Board of Directors or any committee of the Board on which he or she serves, and separate meetings (if any) with senior management of the Corporation at which services are rendered. In addition, each director who serves as a Committee chairman receives a quarterly retainer ranging from $750 to $875, depending upon the Committee. The directors also serve as the Board of Directors of Mellon Bank and are paid a per meeting fee of $700 for attending meetings of that Board on a day when the Corporation's Board of Directors does not meet. In 1997, Mr. Connolly received approximately $28,000 in additional compensation. Non-employee directors may defer all or a portion of their fees pursuant to the terms of the Corporation's 1990 Elective Deferred Compensation Plan for Directors and Members of the Advisory Board, which pays interest at a rate based on the 120 month moving average rates on 10-year Treasury Notes, plus a premium based on years of service.

In addition, non-employee directors receive stock option grants under the Corporation's Stock Option Plan for Outside Directors (1989) (the "Directors Option Plan"), a formula plan under which options to purchase Common Stock are granted each year on the third business day following the Corporation's annual meeting of shareholders. Directors (if any) elected between annual meetings receive an option grant covering a prorated number of shares but with all other terms identical to those options granted on the regular grant date. All options have a term of 10 years, become fully exercisable one year from the regular grant date, and have an exercise price equal to the closing price of the Common Stock on the New York Stock Exchange on the regular grant date. If the director's service ceases for any reason other than death, disability or completion of term of service, options that have not become exercisable are forfeited. Options that have become exercisable remain exercisable throughout their 10-year term, regardless of whether the optionee is a director at the time of exercise. In April 1997, each director, except Messrs. Cahouet, Condron, McGuinn and Smith, was granted an option covering 4,456 shares of Common Stock at an exercise price of $38.625 per share (numbers have been adjusted pursuant to the terms of the Directors Option Plan to reflect the Corporation's two for one Common Stock split declared in April 1997 (the "Common Stock Split")).

Non-employee directors who have served on the Board for five years also participate in the Directors' Retirement Plan, which is intended to assure that compensation arrangements for directors of the Corporation are adequate to attract and retain highly qualified individuals. Eligible directors receive monthly benefits equal to the monthly retainer in effect at his or her time of retirement from the Board for a period equal to his or her total months of service on the Board but no longer than 120 months. As a result of informal life insurance funding, the program is not expected to result in any material cost to the Corporation.

As part of its overall program to promote charitable giving, the Corporation has established a Directors' Charitable Giving Program which is informally funded by Corporation-owned life insurance policies on the directors. Under the program, upon a director's death the Corporation will donate up to an aggregate of $250,000 over a 10-year period to one or more qualifying charitable organizations designated by the director. A director must have served on the Board for three years to be eligible to participate. As a result of the informal life insurance funding, the program is not expected to result in any material cost to the Corporation.

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ADVISORY BOARD

The Corporation also enjoys the services of the Advisory Board, whose current members are profiled below. The Advisory Board provides to the Board and management of the Corporation, as requested, general policy advice and assistance on various business matters. Any person who has been a member of the Corporation's Board of Directors or who otherwise demonstrates the abilities required on the Advisory Board, and who has not yet attained the age of 72, is eligible for annual election by the Board of Directors to the Advisory Board. Members of the Advisory Board have demonstrated the experience, ability and willingness to be able to provide valuable advice and assistance to the Corporation. They are regularly invited to participate in meetings and other activities of the Board of Directors but are not entitled to vote or take part in any formal action by the Board. Policies of the Board of Directors provide that persons who have attained age 70 are not eligible for election or reelection to the Board of Directors.

               Howard O. Beaver, Jr.                   Advisory Board Since 1990

LOGO
               Retired Chairman and Chief Executive Officer, Carpenter Technology Corporation (wrought specialty steel producer). Mr. Beaver served on the Corporation's Board of Directors from 1983 through 1990. Mr. Beaver served as a director of The Girard Company from 1971 until its merger with the Corporation in 1983.

               John C. Marous                          Advisory Board Since 1994

LOGO
               Retired Chairman and Chief Executive Officer, Westinghouse Electric Corporation (electronic products and services). Mr. Marous served on the Corporation's Board of Directors from 1987 through 1994.

               Masaaki Morita                          Advisory Board Since 1992

LOGO
               Chairman, Sony USA Foundation. Mr. Morita served on the Corporation's Board of Directors from 1991 through 1992.

               Nathan W. Pearson                       Advisory Board Since 1991

               Financial Advisor, Paul Mellon Family
               Interests. Mr. Pearson served on the
               Corporation's Board of Directors from 1972 through 1991. Mr. Pearson also served as Chairman of the Board of Directors in 1987.
LOGO

--------------------------------------------------------------------------------
               H. Robert Sharbaugh                     Advisory Board Since 1995

               Retired Chairman, Sun Company, Inc. (energy services). Mr. Sharbaugh served on the
LOGO Corporation's Board of Directors from 1983 through 1995. Mr. Sharbaugh served as a director of The Girard Company from 1972 until its merger with the Corporation in 1983.

               Richard M. Smith                        Advisory Board Since 1994

LOGO
               Retired Vice Chairman, Bethlehem Steel
               Corporation (integrated steel producer). Mr.
               Smith served on the Corporation's Board of Directors from 1983 through 1994. Mr. Smith served as a director of The Girard Company from 1974 until its merger with the Corporation in 1983.

BUSINESS RELATIONSHIPS AND RELATED TRANSACTIONS

Certain directors, executive officers and principal shareholders of the Corporation and their associates were customers of and had transactions with one or more of the Banks or other subsidiaries of the Corporation in the ordinary course of business during 1997. Similar transactions may be expected to take place in the future. Loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility, nor did they present other unfavorable features. The Banks, in the ordinary course of business, also engage in purchases and sales of government and municipal securities and in other money market transactions with certain directors, executive officers and principal shareholders of the Corporation and their associates. In addition, the Banks act as fiduciaries under various employee benefit plans of certain customers, the officers of which are directors of the Corporation and of Mellon Bank.

During 1997, the purchase of goods and services, or the lease of property, by the Corporation, the Banks or other subsidiaries of the Corporation in the ordinary course of business included transactions with various director-related companies of the Corporation. The amounts involved in these transactions were in no case material in relation to the business of the Corporation, any of the Banks or any of the other subsidiaries of the Corporation. It is also believed that the amounts involved in such transactions, as well as the transactions themselves, were not material in relation to the business of any such director-related company and that no director had a material interest in any such transaction. The law firm of O'Melveny & Myers performed legal services for the Corporation during 1997. Edward J. McAniff, a director of the Corporation, is a partner of O'Melveny & Myers. The amounts paid by the Corporation to O'Melveny & Myers were not material to the Corporation or, it is believed, to O'Melveny & Myers.

CERTAIN LEGAL PROCEEDINGS

Westmoreland Coal Company ("Westmoreland") filed a voluntary petition under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware on November 8, 1994. On December 22, 1994, the plan of reorganization was confirmed. Pemberton Hutchinson, a director of the Corporation, served as an executive officer of Westmoreland until his retirement as Chief Executive Officer in June of 1993.

--------------------------------------------------------------------------------

BENEFICIAL OWNERSHIP OF STOCK

DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

The following table sets forth, as of February 12, 1998, the amount of the Corporation's stock beneficially owned by each incumbent director, each nominee and each executive officer named in the Summary Compensation Table appearing on page 14 and by all incumbent directors, nominees and executive officers of the Corporation as a group. Except as otherwise indicated, sole voting power and sole investment power with respect to the shares shown in the table are held either by the individual alone or by the individual together with their spouse.

                                                       Common Stock Owned
Name                                                   Beneficially (1) (2) (3)
-------------------------------------------------------------------------------
Dwight L. Allison, Jr.................................           11,924
Burton C. Borgelt.....................................           35,860
Carol R. Brown........................................           19,054
Frank V. Cahouet......................................        1,902,466(4)
Christopher M. Condron................................           87,180(5)
J.W. Connolly.........................................           43,476
Charles A. Corry......................................           31,974(6)
Steven G. Elliott.....................................          308,098
C. Frederick Fetterolf................................           41,264(7)
Ira J. Gumberg........................................          100,312
Pemberton Hutchinson..................................            7,450
George W. Johnstone...................................            2,359
Rotan E. Lee..........................................           14,182
Andrew W. Mathieson...................................           57,791(8)
Edward J. McAniff.....................................           14,011
Martin G. McGuinn.....................................          334,618(9)
Robert Mehrabian......................................           16,362
Seward Prosser Mellon.................................          235,072
David S. Shapira......................................           42,834
W. Keith Smith........................................          530,761(10)
Joab L. Thomas........................................           27,314
Wesley W. von Schack..................................           55,834(11)
William J. Young......................................           33,534
Directors, Nominees and Executive Officers as a group
 (29 persons).........................................        4,416,625

------
(1) On February 12, 1998, none of the individuals named in the above table beneficially owned more than 1% of the Corporation's outstanding shares of Common Stock. On that date, all the directors, nominees and executive officers as a group owned beneficially approximately 1.7% of the Corporation's outstanding Common Stock.

(2) The amounts shown include the following amounts of Common Stock which the indicated individuals and group have the right to acquire within 60 days of February 12, 1998, through the exercise of stock options granted pursuant to the Corporation's stock option plans: Mr. Allison, 3,424; Mr. Borgelt, 29,560; Ms. Brown, 12,150; Mr. Cahouet, 691,171; Mr. Condron, 8,756; Mr.
    Connolly, 38,976; Mr. Corry, 26,974; Mr. Elliott, 119,609; Mr. Fetterolf, 36,534; Mr. Gumberg, 24,534; Mr. Hutchinson, -0-; Mr. Johnstone; 1,354, Mr. Lee, 13,882; Mr. McAniff, 10,764; Mr. McGuinn, 113,496; Dr. Mehrabian, 13,362; Mr. Smith, 313,467; Dr. Thomas, 14,514; Mr. Young, 30,534; all
    other directors 42,534 shares each; and all directors, nominees and executive officers as a group, 1,854,945 shares. Shares held in accounts under the Corporation's Retirement Savings Plan, a 401(k) plan, as to which the holders have voting power but not investment power, are also included as follows: Mr. Cahouet, 4,020 shares; Mr. Condron, 606 shares; Mr. Elliott, 3,162 shares; Mr. McGuinn, 3,497 shares; Mr. Smith, 3,449 shares; and all executive officers as a group, 25,871 shares.

(3) Certain of the directors, nominees and executive officers named above also own shares of the 10% Cumulative Non-Convertible Preferred Stock (the "10% Preferred") of Mellon Preferred Capital

                                              (footnotes continued on next page)

--------------------------------------------------------------------------------
  Corporation, a real estate investment trust subsidiary of the Corporation. Each of Mrs. Brown, Mr. Gumberg, Mr. Johnstone, Dr. Mehrabian, Mr. Mellon and Mr. Shapira owns one share of the 10% Preferred, each representing less than 1% of such outstanding shares. Mr. Cahouet, Mr. Condron, Mr. Corry, Mr. Elliott, Mr. Fetterolf, Mr. Hutchinson, Mr. Mathieson, Mr. McAniff, Mr. McGuinn, Mr. Smith, Mr. von Schack and Mr. Young each owns one share and the spouse of each of them also owns one share of the 10% Preferred. Thus, together with their respective spouses, each of such persons may be considered to beneficially own 1.6% of the outstanding shares of the 10% Preferred. Such persons disclaim beneficial ownership of the shares held by their respective spouses. All the directors, nominees and executive officers as a group own beneficially approximately 30% of the 123 outstanding shares of 10% Preferred.

(4) Of these shares, 527,920 are held in trust for Mr. Cahouet's wife and 58,300 are held in the Cahouet Charitable Trust. Mellon Bank is the sole trustee for Mrs. Cahouet's trust, and Mr. Cahouet has no voting or investment control over such shares. Mr. Cahouet is a co-trustee with others and shares voting and investment control over the shares held by the Cahouet Charitable Trust. Mr. Cahouet disclaims beneficial ownership of all such shares.

(5) Of these shares, 3,138 are held by Mr. Condron's wife. Mr. Condron disclaims beneficial ownership of such shares.

(6) On February 12, 1998, Mr. Corry held 6,200 shares of Series K Preferred Stock of the Corporation. These holdings represented less than 1% of the Corporation's outstanding shares of Series K Preferred Stock. The Series K Preferred Stock was redeemed on February 17, 1998.

(7) Of these shares, 2,200 are held by the Fetterolf Family Foundation, as to which Mr. Fetterolf shares voting and investment power. Mr. Fetterolf disclaims beneficial ownership of such shares.

(8) Mr. Mathieson is a co-trustee with others, including Mellon Bank, and shares voting and investment control for trusts which hold an aggregate of 233,428 shares of Common Stock, not shown in the table. Mr. Mathieson disclaims beneficial ownership of all such shares.

(9) Of these shares, 14,000 are held by Mr. McGuinn's wife. Mr. McGuinn disclaims beneficial ownership of such shares.

(10) Of these shares, 36,000 are held by Mr. Smith's wife. Mr. Smith disclaims beneficial ownership of such shares.

(11) Of these shares, 578 are held by Mr. von Schack's wife. Mr. von Schack disclaims beneficial ownership of such shares.

--------------------------------------------------------------------------------

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table shows the compensation for the past three years of each of the Corporation's five most highly compensated officers, including the chief executive officer (the "named executive officers").

                                                                          Long Term Compensation
                                                                    -----------------------------------
                                    Annual Compensation                      Awards           Payouts
                         ------------------------------------------ ------------------------ ----------
                                                       Other Annual Restricted   Securities   LTIP      All Other
Name and                                               Compensation Stock Awards Underlying   Payouts   Compensation
Principal Position (1)   Year Salary ($) Bonus (2) ($) ($)          ($) (3) (4)  Options (5)  ($) (6)   ($) (7)
----------------------   ---- ---------- ------------- ------------ ------------ ----------- ---------- ------------
Frank V. Cahouet.......  1997  $960,000   $1,500,000     $17,600      $625,000       1,936   $1,944,377   $237,833
 Chairman, President     1996   926,667    1,080,000      16,900       452,163     495,228    1,944,377    272,650
 and Chief Executive     1995   860,000      645,000      11,100       268,650     346,892    1,613,127    244,905
 Officer
Martin G. McGuinn......  1997   404,167      487,500       1,800     1,020,188      28,257      482,219     23,641
 Chairman and            1996   358,333      350,000       1,500       114,894      69,938      434,016     25,557
 Chief Executive
  Officer,               1995   285,833      168,000       3,600        69,650      30,352      304,000     20,858
 Mellon Bank
Christopher M. Condron.  1997   500,000      487,500       5,400     1,020,188      26,000      486,203     17,104
 President and           1996   500,000      375,000       5,200       159,369      51,394      312,516     17,721
 Chief Operating
  Officer,               1995   313,750      588,000       5,300       134,320     104,700      123,008     19,852
 Mellon Bank
W. Keith Smith.........  1997   500,000      487,500      13,400     1,020,188         -0-      783,094     29,296
 Senior Vice Chairman,   1996   500,000      310,000       9,500       129,719      68,000      704,818     32,579
 Mellon Bank             1995   408,333      240,000      15,000        99,500         -0-      493,126     36,149
Steven G. Elliott......  1997   400,000      450,000       2,100     1,004,563         812      482,219     23,269
 Senior Vice Chairman,   1996   358,333      350,000       2,500       114,894      82,888      554,989     18,108
 Mellon Bank             1995   285,833      183,750       5,300        77,113      29,414      334,330     11,495

------
(1) The principal positions for the named executive officers are given as of the date of the Proxy Statement for Mr. Cahouet and as of April 1, 1998 for each of the other officers. During 1997, the principal position for each of Messrs. McGuinn, Condron and Smith was that of Vice Chairman of the Corporation, and Mr. Elliott's principal position was Vice Chairman and Chief Financial Officer of the Corporation.

(2) Bonus awards are generally payable 75% in cash and 25% in restricted shares of the Corporation's Common Stock or phantom stock units equivalent to restricted shares. In calculating the number of restricted shares or phantom stock units to be awarded as the non-cash portion of the bonus awards, the value of the non-cash portion of the award was divided by the per share fair market value of the Common Stock on the grant date with the result multiplied by 125% to take into account the financial impact of the restrictions placed on the stock or phantom stock units. The restrictions generally prevent transfer or sale of the stock for a three year period and subject the shares to forfeiture in the event the executive terminates his employment with the Corporation during that three year period. Similarly, phantom stock units would become payable in cash at the end of three years and are subject to forfeiture upon earlier termination of employment. During the restriction period, the executive has full voting rights with respect to restricted shares and receives dividends, or dividend equivalents with respect to phantom stock units, at the same rate as other holders of the Corporation's Common Stock. The aggregate market value of such restricted stock or phantom stock units on the award date is disclosed as Long Term Compensation under "Restricted Stock Awards". No phantom stock units were granted for 1996 or 1997. Also included under "Bonus" are additional cash bonus amounts paid for 1996 in recognition of the assumption of additional responsibility and for outstanding service.

(3) Messrs. McGuinn, Condron, Smith and Elliott each received a grant of 17,000 shares of Common Stock pursuant to Transitional Restricted Stock Agreements in 1997. The shares are restricted against transfer and will be earned only if two triggers are met: (i) the attainment of performance goals established by the Human Resources Committee of the Board of Directors in compliance with Section 162(m) of the Internal Revenue Code and (ii) the continued employment of the executive through the derestriction dates. The performance goals require that for 1998 both (i)

                                              (footnotes continued on next page)

--------------------------------------------------------------------------------
  earnings per share and (ii) either (x) return on common equity or (y) efficiency ratio targets are met. The number of shares that may be earned, if any, will vary, but not in excess of 17,000, according to the level at which the earnings per share performance goal is met. The continued employment requirement provides that 60% of the earned shares will derestrict on January 1, 2000 and 40% of the earned shares will derestrict on January 1, 2001, following the executive's continuous employment through December 31, 1999 and December 31, 2000, respectively. All dividends with respect to the restricted stock will be withheld by the Corporation during the period the restrictions are in effect and paid to the executive upon derestriction of the shares. The executive has full voting rights with respect to the shares, and dividends are payable at the same rate as that paid to other holders of the Corporation's Common Stock.

(4) The number and value of the aggregate restricted stock and phantom stock unit holdings of each of the named officers at the end of 1997 were as follows: Mr. Cahouet--30,000/$1,818,750; Mr. McGuinn--26,100/$1,582,313;
    Mr. Condron--28,300/$1,715,688; Mr. Smith--26,800/$1,624,751; Mr. Elliott--
    26,400/$1,600,500. The preceding restricted stock and phantom stock units were valued using the Common Stock's December 31, 1997 closing price of $60.625 per share on the New York Stock Exchange.

(5) Numbers have been adjusted to reflect the Common Stock Split.

(6) Long Term Incentive Plan Payouts, in the form of deferred cash incentive awards, were also paid in January of 1998 in connection with the exercise of accelerated stock options, including payments to Messrs. Cahouet, McGuinn, Condron, Smith and Elliott, of $2,056,876, $528,632, $619,510,
    $659,280 and $504,157, respectively. These January, 1998 payments will be recorded as 1998 LTIP Payouts in the Summary Compensation Table included in next year's Proxy Statement.

(7) Includes for 1997 for Messrs. Cahouet, McGuinn, Condron, Smith and Elliott, respectively, the following compensation amounts: (i) the portion of interest accrued (but not currently paid or payable) on deferred compensation above 120% of the applicable federal long-term rate at the maximum rate payable under the Corporation's Elective Deferred Compensation Plan for Senior Officers, $137,020, $17,534, $5,915, $1,145, $15,147; (ii)
    matching contributions under the Corporation's Retirement Savings Plan, a 401(k) plan, $3,000, $3,000, $3,000, $3,000, $3,000; (iii) the present value of the economic benefit to the executive from corporate premiums paid to purchase split dollar life insurance contracts under the Mellon Bank Senior Executive and Optional Life Insurance Plans, $88,555, $1,787, $6,935, $21,445, $4,072; and (iv) cash paid to the executive equal to his imputed income under the Mellon Bank Senior Executive Life Insurance Plan, $9,258, $1,320, $1,254, $3,706, $1,050.

--------------------------------------------------------------------------------

OPTION GRANTS IN 1997

Shown below is information on grants of stock options pursuant to the Corporation's Long-Term Profit Incentive Plan (1996) (the "Option Plan") during the year ended December 31, 1997. The Option Plan is administered by the Human Resources Committee of the Board of Directors, which has authority to determine the individuals to whom options are granted and the terms of all grants thereunder. No stock appreciation rights were granted under the Option Plan in 1997. In the event of a change of control of the Corporation, as defined in the Option Plan, all the option grants shown below would become immediately exercisable.

                                        Individual Grants
                         -----------------------------------------------
                         Number of   Percent of
                         Securities  Total Options Exercise
                         Underlying  Granted to    Price (per            Grant Date
                         Options     Employees     share)     Expiration Present
Name                     Granted (1) in 1997       ($) (1)    Date       Value ($) (4)
----                     ----------- ------------- ---------- ---------- -------------
Frank V. Cahouet........   1,936(2)        .1%      $38.0625    1/21/07    $ 17,121
Martin G. McGuinn.......  19,842(3)       1.2%       52.0000   10/20/04     264,418
                           8,415(3)        .5%       52.0000   10/17/06     121,760
Christopher Condron.....   1,034(2)         *        38.0625    1/21/07       9,144
                          10,862(3)        .7%       37.3125   11/20/05      87,833
                           9,750(3)        .6%       51.3750   10/20/04     128,221
                           4,354(3)        .3%       51.3750   10/17/06      62,198
Steven G. Elliott.......     812(2)         *        38.0625    1/21/07       7,181

------
* Less than .1%

(1) Numbers have been adjusted pursuant to the terms of the Option Plan to reflect the Common Stock Split.

(2) Option is exercisable annually in thirds beginning on 1/21/98.

(3) Reload options granted in 1997 become exercisable three years after their grant date; provided, however, that if the option holder sells any of the shares acquired on exercise of the underlying option before such date, the entire reload option will expire. The reload option grants shown above would become exercisable as follows: Mr. McGuinn--10/21/00, 10/21/00, Mr. Condron--1/23/00, 10/29/00, 10/29/00.

(4) Based on the Black-Scholes model adapted for use in valuing executive stock options. There is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. In determining the Black-Scholes value, the following underlying assumptions were used: (i) stock price volatility represents the standard deviation of the Common Stock over the three year period prior to grant of the option (i.e., from 22.07% to 25.40%); (ii) dividend yield represents the cumulative dividends per share for the 12-month period prior to grant of the option, divided by the average monthly price of the Common Stock over the same period (i.e., from 2.97% to 3.95%); (iii) the risk-free rate of return represents the average weekly yield on 10-year Treasury Notes over the 52 week period prior to grant of the option as derived from the Compuserve Public Data Base (i.e., from 6.41% to 6.61%); (iv) option term represents the period from the date of grant of each option to the expiration of the term of the option; (v) vesting restrictions are reflected by reducing the value of the option determined by the Black-Scholes model by 4% for each full year of vesting restrictions (i.e., by 12% for each of the options being valued); (vi) reload options are valued assuming that the option holder does not sell any of the shares acquired on exercise of the underlying option before the vesting date of the reload option.

--------------------------------------------------------------------------------
AGGREGATED OPTION/SAR EXERCISES IN 1997 AND YEAR-END OPTION VALUES

The following table shows information with respect to the exercise of stock options during 1997 by each of the named executive officers and the value of unexercised options on December 31, 1997. No SARs are currently outstanding under the Option Plan.

                           Shares       Value      Number of Securities      Value of Unexercised
                         Acquired on  Realized    Underlying Unexercised     In-the-Money Options
                          Exercise     ($) (1)      Options at Year-End       at Year-End ($) (2)
                         ----------- ----------- ------------------------- -------------------------
Name                                             Exercisable Unexercisable Exercisable Unexercisable
----                                             ----------- ------------- ----------- -------------
Frank V. Cahouet........   496,756   $12,439,788   685,209      802,907    $27,719,933  $27,664,368
Martin G. McGuinn.......    74,583     1,999,603   112,850      144,992      4,726,215    4,226,872
Christopher M. Condron..    56,474     1,100,906    21,464      151,256        792,233    4,592,936
W. Keith Smith..........   145,844     3,120,266   313,467       98,965     13,357,038    3,445,113
Steven G. Elliott.......    69,492     1,519,368   118,490      126,432      4,843,917    4,186,204

------
(1) The "Value Realized" is equal to the difference between the option exercise price and the fair market value of the Common Stock on the New York Stock Exchange on the date of exercise.

(2) The "Value of Unexercised In-the-Money Options at Year-End" is equal to the difference between the option exercise price and the Common Stock's December 31, 1997 closing price of $60.625 per share on the New York Stock Exchange.

PENSION PLAN TABLE

The following table sets forth the estimated annual benefits payable on a single-life annuity basis on retirement at age 65 pursuant to the retirement plans of the Corporation and Mellon Bank to participating employees, including officers, in specified compensation and years-of-service classifications. The credited years of service for Messrs. Cahouet, McGuinn, Condron, Smith and Elliott are, 11, 17, 20, 11 and 11, respectively. Benefits are determined based upon average base salary for the five years of highest compensation during the 10 years preceding retirement.

                 Estimated Annual Pension for Representative Years of Credited Service
Average Annual  -----------------------------------------------------------------------
Base Salary     10          15          20          25          30          35
---------------------------------------------------------------------------------------
$  200,000      $    28,500 $    42,500 $    57,000 $    71,000 $    85,500 $    99,500
   300,000           43,500      65,000      87,000     108,500     130,500     152,000
   400,000           58,500      87,500     117,000     146,000     175,500     204,500
   500,000           73,500     110,000     147,000     183,500     220,500     257,000
   600,000           88,500     132,500     177,000     221,000     265,500     309,500
   700,000          103,500     155,000     207,000     258,500     310,500     362,000
   800,000          118,500     177,500     237,000     296,000     355,500     414,500
   900,000          133,500     200,000     267,000     333,500     400,500     467,000
 1,000,000          148,500     222,500     297,000     371,000     445,500     519,500
 1,100,000          163,500     245,000     327,000     408,500     490,500     572,000
 1,200,000          178,500     267,500     357,000     446,000     535,500     624,500

Payment of the amounts shown in the table is subject to annual limitations imposed by the Internal Revenue Code on tax-qualified plans. To the extent the benefits set forth above exceed these limitations, benefits will be paid pursuant to nonqualified supplemental plans maintained by the Corporation and Mellon Bank.

SUPPLEMENTAL RETIREMENT AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

In order to attract and motivate senior executives and to encourage such executives to remain with the Corporation and its affiliates, the Corporation has provided certain of the named executive officers with retirement and/or death benefits, as described below, supplementing those available under the retirement plans described above.

--------------------------------------------------------------------------------
Mr. Cahouet

Under the terms of his employment agreement (discussed below), Mr. Cahouet will be entitled to receive an unfunded supplemental retirement benefit. The supplemental benefit is calculated on an unreduced 50% joint and survivor basis and would be a monthly amount equal to Mr. Cahouet's Final Average Compensation (defined below) multiplied by a Compensation Percentage (defined below) and reduced by the total monthly amount of benefits provided to him under all retirement plans maintained by the Corporation and Mellon Bank. "Final Average Compensation" means the average monthly amount of Mr. Cahouet's base salary and any bonus award for the 36 consecutive months within the term of his employment agreements that produce the highest average amount. "Compensation Percentage" means 50% plus 2.5% for each full year of employment which Mr. Cahouet has completed under his current employment agreement (discussed below). If Mr. Cahouet's termination of employment with the Corporation were due to his death prior to the commencement of the payment of the supplemental benefits under his employment agreement, his spouse would be entitled to a pre-retirement death benefit, payable in the form of a lifetime annuity, equal to the benefit that would have been payable had he retired immediately prior to death assuming election of an unreduced 50% joint and survivor annuity. If Mr. Cahouet retires after age 65, he will be entitled for the period after he attains age 65 until his actual retirement date to receive both (A) an actuarial increase in the gross supplemental retirement benefit which would have been payable to him if he had retired when he attained age 65 and (B) an additional incremental gross supplemental retirement benefit, without actuarial increase, based on his additional service and increase, if any, in his Final Average Compensation subsequent to attaining age 65. For purposes of determining the benefit described in clause (A), Final Average Compensation may be determined based on Base Salary for the 36 consecutive months from June 1, 1994 to May 31, 1997 and bonus awards paid to Mr. Cahouet for work performed in the 36-month period from January 1, 1995 to December 31, 1997, if such base salary and bonus awards result in a higher Final Average Compensation. Based on his 1997 compensation and assuming retirement at the end of the term of his employment agreement, supplemental retirement benefits payable to Mr. Cahouet under the agreement are estimated at approximately $1,966,000 per year.

Mr. Smith

Mr. Smith is entitled to receive an unfunded supplemental retirement benefit equal to the difference between the amounts to which he is entitled under the retirement plans included in the above Pension Table (the "Corporation Retirement Benefits") and the amount of Corporation Retirement Benefits he would receive if he were credited with 8 years of additional service to the Corporation and his final average compensation under the retirement plans were to include base salary and any bonuses awarded to him by the Corporation in the relevant years. Mr. Smith may also earn additional credit for up to five years of service based on, and in addition to, his actual service with the Corporation and its subsidiaries after August 1, 1994 through his retirement date. Currently, Mr. Smith is deemed to have 21 years of service for purposes of calculating his benefits under the retirement plans and his supplemental retirement agreement.

EMPLOYMENT AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

Mr. Cahouet

In connection with Mr. Cahouet's appointment in June 1987 as the Chairman and Chief Executive Officer and a director of the Corporation and Mellon Bank, Mr. Cahouet entered into an employment agreement which had a term lasting until July 25, 1993. In July of 1993, Mr. Cahouet entered into a new employment agreement with a termination date of May 31, 1997, and in 1995 this termination date was extended to December 31, 1998. The current employment agreement provides, among other things, for an annual base salary of $760,000, subject to periodic increases which must take into consideration the salaries of the chief executive officers of the 10 largest bank holding companies in the United States, life insurance in the amount of twice his annual salary, perquisites appropriate to his position, including club memberships, physical examinations and personal financial planning services, and the supplemental retirement benefits described above. The employment agreement was amended in 1995 to provide Mr. Cahouet with certain additional supplemental retirement benefits, described above, which become payable if he retires after age 65. The bank holding companies against whose chief executive officers Mr. Cahouet's salary is measured are included in both the Standard &

--------------------------------------------------------------------------------
Poor's 500 Stock Index and the KBW 50 Index used to prepare the Corporation's Performance Graph shown on page 21. The agreement also provides that, if Mr. Cahouet's employment is terminated other than for cause, he will receive full salary and benefits until the expiration of its term and a pro-rated portion of any bonuses for the year of termination. If Mr. Cahouet's employment is terminated for cause or Mr. Cahouet terminates his employment for reasons other than a constructive discharge, permanent disability or retirement, he will receive any benefits that may have vested prior to such termination under the supplemental retirement provisions of his employment agreement or under the terms of the Corporation's generally applicable employee benefit plans.

Mr. McGuinn

In connection with Mr. McGuinn's recent appointment as the Chairman and Chief Executive Officer of Mellon Bank and a director of Mellon Bank and the Corporation, it is proposed that Mr. McGuinn will enter into an employment agreement with a term lasting until January 31, 2001. The employment agreement anticipates that Mr. McGuinn will become the Chairman and Chief Executive Officer of the Corporation effective January 1, 1999. The employment agreement also provides for an annual base salary of $700,000, subject to periodic increases, participation in all of Mellon Bank's and the Corporation's executive compensation and other benefit programs and perquisites appropriate to Mr. McGuinn's position.

Mr. Condron

In connection with Mr. Condron's recent appointment as the President and Chief Operating Officer of Mellon Bank and a director of Mellon Bank and the Corporation, it is proposed that Mr. Condron will enter into an employment agreement with a term lasting until January 31, 2001. The employment agreement anticipates that Mr. Condron will become the President and Chief Operating Officer of the Corporation effective January 1, 1999. The employment agreement also provides for an annual base salary of $650,000, subject to periodic increases, participation in all of Mellon Bank's and the Corporation's executive compensation and other benefit programs and perquisites appropriate to Mr. Condron's position.

Mr. Elliott

In connection with Mr. Elliott's recent appointment as Senior Vice Chairman of Mellon Bank, it is proposed that Mr. Elliott will enter into an employment agreement with a term lasting until January 31, 2001. The employment agreement anticipates that Mr. Elliott will become Senior Vice Chairman of the Corporation effective January 1, 1999. The employment agreement also provides for an annual base salary of $450,000, subject to periodic increases, participation in all of Mellon Bank's and the Corporation's executive compensation and other benefit programs and perquisites appropriate to Mr. Elliott's position.

OTHER COMPENSATION

Displacement Policy

Under the Corporation's Employee Displacement Program, employees of the Corporation may receive certain benefits if their employment with the Corporation is terminated due to technological changes or other business reasons not related to individual performance. Such benefits may include temporary assignments, placement assistance, benefits continuation and/or severance payments based upon years of service. The program is subject to revision or termination at the Corporation's discretion at any time.

Change in Control Arrangements

In addition to the benefits available to employees under the Employee Displacement Program, all employees are entitled to 12 months of base salary and benefit continuation if they are terminated, other than for good cause, within three years after a change in control (as defined in the adopting resolution) of the Corporation. In addition, if a change in control of the Corporation occurs, employees will have a nonforfeitable right to their accrued benefits under Mellon Bank's tax-qualified retirement plan and will be entitled to certain increased retirement benefits if the retirement plan's assets exceed its liabilities at the time the change in control occurs. A change in control will generally not

--------------------------------------------------------------------------------
occur for purposes of these rights to salary and benefit continuation and increased retirement benefits if the Corporation's Board of Directors has recommended that shareholders vote for approval of a merger or consolidation transaction. These rights may not be amended after the occurrence of a change in control.

Change in Control Severance Agreements--Senior Officers

The Corporation has entered into change in control severance agreements (the "Agreements") with the Chairman, each of the other named executive officers and certain other senior officers of the Corporation. The purpose of the Agreements is to secure the continued service and dedication of the executives in the event of an actual or threatened Change in Control (as defined in the Agreements). Each Agreement becomes operative only upon both a Change in Control and the subsequent termination of employment of the executive in accordance with the terms of the Agreement. Payments under the Agreements are in full settlement of all other severance payments which may otherwise be payable to the executive under any other severance plan or agreement of the Corporation, including the programs mentioned above. The following discussion summarizes the key provisions of the Agreements covering the Chairman and each other named executive officer. If the employment of any of the named executive officers is terminated during the three-year period following a Change in Control of the Corporation, either by the Corporation other than for Cause (as defined in the Agreements) or by the executive for Good Reason (as defined in the Agreements, including the termination of employment by the executive for any reason during the 30-day period commencing one year after the date of such Change in Control), the executive will be entitled to receive: (a) a lump sum cash amount equal to such executive's unpaid salary and bonus amounts which have become payable and have not been deferred, plus a pro-rata portion of such executive's annual bonus for the fiscal year of termination of employment; (b) severance pay in a lump sum cash amount equal to three times the sum of (i) the executive's highest annual rate of base salary during the 12-month period immediately prior to his termination of employment and (ii) the executive's highest annual incentive bonus earned during the last three completed fiscal years of the Corporation; (c) continuation of medical, dental, accident, disability and life insurance benefits for the executive and his dependents for a period of three years following the executive's date of termination of employment; and (d) three additional years of service credit under all non-qualified retirement plans and excess benefit plans in which the executive participated as of his date of termination. If the executive's date of termination is within three years of the earliest date on which such termination could be considered a Retirement (as defined in the Agreements), the benefits described in (b), (c) and (d) in the preceding sentence will be reduced accordingly. Payments to the Chairman will also be reduced by the amount of severance payments made pursuant to his employment agreement (discussed above). In the event that payments related to a Change in Control of the Corporation to any executive under the Agreements or otherwise are subject to the excise tax under Section 4999 of the Internal Revenue Code, the Corporation will generally provide the executive with an additional amount sufficient to enable the executive to retain the full amount of his Change in Control benefits as if the excise tax had not applied, unless a reduction in such Change in Control related payments by less than 5% would result in the excise tax not being imposed on such executive, in which case payments under the Agreement shall be reduced (but not below zero) to the amount that could be paid to such executive without giving rise to such excise tax.

--------------------------------------------------------------------------------
PERFORMANCE GRAPH

Set forth below is a line graph comparing the cumulative total shareholder return on the Corporation's Common Stock, based on the market price of the Common Stock and assuming reinvestment of dividends, with the cumulative total return of companies on the Standard & Poor's 500 Stock Index and the KBW 50 Index. The KBW 50 Index, available from Keefe, Bruyette & Woods, Inc., is a market-capitalization-weighted bank-stock index made up of 50 of the nation's most important banking companies including all money-center and most major regional banks. The Corporation is included in the KBW 50 Index.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
         Among S&P 500 Index, KBW 50 Index and Mellon Bank Corporation.
LOGO
CHART APPEARS HERE

                                                           December 31,
                                                   -----------------------------
                                                   1992 1993 1994 1995 1996 1997
                                                   ---- ---- ---- ---- ---- ----
Mellon Bank Corporation........................... 100  103   93  171  234  411
KBW 50 Index...................................... 100  106  100  160  227  332
S&P 500 Index..................................... 100  110  112  153  189  252

------
* Assumes that the value of the investment in the Corporation's Common Stock and each index was $100 on December 31, 1992 and that all dividends were reinvested.

--------------------------------------------------------------------------------

COMPENSATION COMMITTEE REPORT

INTRODUCTION

The Corporation's Human Resources Committee (the "Committee") is composed entirely of independent outside directors. The Committee has among its duties the responsibility for establishing and reviewing the compensation and benefits of the senior managers of the Corporation and its subsidiaries, including the compensation of the Chairman and the other named executive officers. The Committee actively advises and assists management in formulating and implementing policies designed to assure the selection, development and retention of key personnel.

Under the guidance of the Committee, the Corporation's compensation policies are designed to accomplish the larger goal of managing the Corporation towards increased profitability and shareholder value. Accordingly, two principles underlying the Corporation's compensation policy for all senior managers, including the Chairman and the other named executive officers, are (i) aligning the financial interests of senior managers with those of the Corporation's shareholders and (ii) paying for corporate and individual performance. These principles are reflected in the structure of the Corporation's compensation program for senior managers, which consists of three basic components: base salary, annual awards under the Profit Bonus Plan (the "Bonus Plan") and awards under the Long-Term Profit Incentive Plan (1996) (the "Option Plan"). Through this structure, the Committee places emphasis on the "at risk" elements of compensation for senior managers. Base salaries are generally set somewhat below the market, and the incentive components of the Bonus Plan and the Option Plan are relied on to achieve a competitive compensation package. There was no change in 1997 in the Corporation's overall compensation policy for senior managers.

Awards under the Corporation's incentive plans are tied to corporate, business unit and individual performance. The accomplishment of the goals and objectives of the Corporation's operating and strategic plans are the basis for making awards under the Bonus Plan and the Option Plan and, except where performance goals have been set under the Option Plan, there is no formal weighting of various factors. Together, the plans provide the Committee with the flexibility to grant awards in a manner that is believed by the Committee to encourage managers to continually focus on building high quality profitability and long-term shareholder value. Under the Option Plan, deferred cash incentive awards payable in the amount of an option's exercise price may be awarded in connection with an option grant. In the event the exercisability of the related option is accelerated, the deferred cash incentive award becomes operative and must be used by the executive to pay the option's exercise price upon exercise; provided however, that such award will only be payable if the Corporation achieves certain pre-established performance goals. Performance goals are based on maintenance of or changes in one or more of the following objective business criteria: earnings or earnings per share; return on equity, assets or investment; revenues; expenses; stock price; market share; charge-offs; or non-performing assets. The Committee may apply its discretion, where the goals have been met, only to decrease the preestablished amount of the award. These requirements have been imposed so that the amounts paid to executive officers under such awards will qualify for the "performance based compensation" exception to the cap on deductibility of executive compensation set forth in the regulations adopted under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

BASE SALARY

In 1997, base salaries were increased for a number of the Corporation's senior managers. In considering recommendations for increases in the base salaries of these senior managers, the Committee reviewed the performance of each officer against various objectives, including performance against the business plans to date for 1997 for those lines of business for which he was responsible. The Corporation's business plans and the elements thereof applicable to its various lines of business include financial performance targets such as: income, expenses, asset quality, operating margin, return on assets and return on capital. In addition to such evaluations, the Committee compared the recommended increases to compensation data based on an independent survey of comparable executive officers of 16 other financial institutions similar to the Corporation in terms of size, and/or the mix of its lines of business. These comparative financial institutions are included within the KBW 50 Index used for the Performance Graph on page 21.

--------------------------------------------------------------------------------
The Chairman's base salary is established pursuant to his employment contract and prior to January 1998 was last increased in May 1996. (See "Employment Agreements with Named Executive Officers" on page 18). The contract requires that the Committee consider the salaries of the chief executive officers of the ten largest bank holding companies in the United States when setting the Chairman's salary. These institutions are included within the KBW 50 Index. In January 1998, the Committee considered the Corporation's performance against its business plan for 1996 and 1997, the Corporation's achievement of strategic goals and the Corporation's total returns to shareholders in terms of share price appreciation and dividends. The Committee then reviewed 1996 base salary and total compensation data for the relevant chief executive officer peer group. Based upon the results of such evaluation and review, the Chairman's base salary was set at $1,000,000, approximately the seventy-fifth percentile of the base salaries of the relevant peer group of chief executive officers.

OPTION PLAN AWARDS

In 1997, the Committee reviewed the long-term incentive component of total compensation for the Corporation's senior managers, including the Chairman and the other named executive officers, and awarded additional options. In conducting its review the Committee considered the comparative compensation data mentioned above. The number of options previously granted to each officer was considered in determining the number of shares covered by each award.

The Committee reviews the performance of senior managers annually and within its discretion considers whether the exercise date for certain previously granted options should be accelerated. As provided for in the Option Plan, the exercise of these accelerated options is intended to include the payout of a deferred cash incentive award to the optionee in an amount equal to the exercise price for such options. The optionee must use the cash award to pay the option exercise price of such accelerated options. Such acceleration, and payment of the attendant deferred cash incentive awards, are a significant element of the incentive component of total compensation for the Corporation's senior managers. As discussed above, the payment of deferred cash incentive awards is tied to the achievement of preestablished corporate level performance goals. Accordingly, in February of 1996, the Committee adopted performance goals applicable to the calendar year 1996 which required certain levels of core net income available to Common Stock, earnings per share of Common Stock or core return on common equity to be achieved in order for a set percentage of the outstanding deferred cash incentive awards to be earned. In January of 1997 the Committee certified the achievement of the performance goals for 1996. As a result, deferred cash incentive awards were paid to the Chairman and each of the other named executive officers in an amount not exceeding one-fourth of his outstanding deferred cash incentive awards. These awards are disclosed in the LTIP Payouts column on the "Summary Compensation Table" on page 14. Similarly, in February of 1997, the Committee adopted performance goals applicable to the calendar year 1997 which required the achievement of certain levels of net income available to Common Stock, earnings per share of Common Stock or return on common equity. In January of 1998, the Committee certified the performance goals for 1997 to have been achieved. As a result, deferred cash incentive awards were paid to the Chairman and each of the other named executive officers in an amount not exceeding one-fourth of his outstanding deferred cash incentive awards.

TRANSITIONAL RESTRICTED STOCK

In 1997, the Committee approved grants to the Corporation's senior managers, other than the Chairman, of shares of Common Stock pursuant to Transitional Restricted Stock Agreements. These awards were designed to give senior management additional incentive to remain focused on meeting performance goals and to serve as retention incentive during the transition to the Corporation's new Chairman. The shares are restricted against transfer and will be earned only if two triggers are met: (i) the attainment of performance goals established by the Committee in compliance with Section 162(m) of the Code and
(ii) the continued employment of the executive through the derestriction dates. The performance goals require that for 1998 both (i) earnings per share and
(ii) either (x) return on common equity or (y) efficiency ratio targets are met. The number of shares that may be earned, if any, will vary according to the level at which the earnings per share performance goal is met. The continued employment requirement provides that 60% of the earned shares will derestrict on January 1, 2000 and 40% of the earned shares will derestrict on January 1, 2001, following the executive's continuous employment through December 31, 1999 and December 31, 2000, respectively.

--------------------------------------------------------------------------------
Shares will derestrict on a prorated basis on January 1, 2000 and January 1, 2001 in the case of earlier death, disability or retirement of the executive. All dividends with respect to the restricted stock will be withheld by the Corporation during the period the restrictions are in effect and paid to the executive only upon derestriction of the shares. The executive has full voting rights with respect to the shares, and all dividends are payable at the same rate as that paid to other holders of the Corporation's Common Stock.

BONUS PLAN AWARDS

The Committee considered and approved bonus awards for 1997 for the Corporation's senior managers, including the Chairman and the other named executive officers, which were generally payable 75% with cash and 25% with restricted shares of the Corporation's Common Stock. In connection with making awards under the Corporation's Bonus Plan for 1997, the Committee again examined the performance of its senior managers. This review focused on the individual performance of each officer for full year 1997 and on the Corporation's overall performance in achieving the objectives of its 1997 operating plan and taking significant steps in the execution of its strategic plan. Each officer was evaluated based in significant measure upon performance against the 1997 business plan of the lines of business for which he was responsible, including the achievement of financial targets such as income, expenses, asset growth, operating margin and return on capital. In determining the Chairman's Bonus Plan award for 1997, the Committee evaluated the Chairman within the context of the year experienced by the Corporation in terms of achieving the objectives of its 1997 operating plan, as well as the Chairman's leadership in planning and implementing strategic and operating initiatives designed to increase the long-term value of the Corporation's franchise. The results of each officer's evaluation was then applied to a matrix correlating the numerical rating from his performance evaluation and his office or position to yield a Bonus Plan award ranging from zero percent to 150% of base salary for the Vice Chairmen and 200% of base salary for the Chairman. In recognition of the Chairman's leadership during 1997, a year that saw the Corporation report record earnings, the Chairman received the maximum Bonus Plan award of 200% of his new base salary.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

As part of the Omnibus Budget Reconciliation Act of 1993 (the "Act"), Section 162(m) limiting the deductibility of executive compensation for officers of public companies was added to the Code. In December 1995, the Internal Revenue Service issued final regulations defining the "performance-based compensation" exception to Section 162(m)'s general disallowance of the ordinary business expense deduction for compensation in excess of $1 million paid to a company's chief executive officer and each of the next four most highly compensated executive officers. As discussed above, the Option Plan has been designed to allow the Committee, in its discretion, to grant incentive compensation awards that comply with the final regulations. Based upon the Committee's actions in granting performance based awards and the level of income deferrals elected by the named executive officers, the Corporation does not expect to lose any deductions for 1997.

The Corporation and the Committee will continue to examine the issue of deductibility of executive compensation within the context of the overall operation of the Corporation's compensation plans and will consider what additional actions should be taken, if any, to operate the compensation plans in a tax effective manner. The Committee will examine particularly carefully any compensation proposal or program if there is a reasonable likelihood that the Corporation would lose a deduction as a consequence of its adoption.

The foregoing report is presented by the Human Resources Committee of the Board of Directors.

     Andrew W. Mathieson, Chairman  Joab L. Thomas
     J. W. Connolly, Vice Chairman  Wesley W. von Schack
     Charles A. Corry               William J. Young

--------------------------------------------------------------------------------
PROPOSAL TO AMEND THE CORPORATION'S RESTATED ARTICLES OF INCORPORATION TO INCREASE THE AUTHORIZED COMMON STOCK (PROXY ITEM 2)

PROPOSED AMENDMENT

The Board of Directors proposes that the shareholders consider and adopt an amendment to Article Fifth of the Corporation's Restated Articles of Incorporation (the "Restated Articles") to (i) increase the total authorized number of shares from 450 million to 850 million and (ii) increase the authorized number of shares of Common Stock from 400 million to 800 million. For the wording of the proposed amendment, see Annex A attached hereto.

REASONS FOR AMENDMENT

Pursuant to Article Fifth of the Restated Articles, the Board of Directors is authorized to issue Common Stock and Preferred Stock from time to time. As of February 12, 1998, approximately 287.4 million shares of Common Stock were issued and outstanding or reserved or designated for specific issuance. This leaves approximately 112.6 million shares of Common Stock available for future issuance. Approval of the proposed increase would give the Corporation approximately 512.6 million shares of Common Stock available for future issuance.

The Corporation also has 50 million shares of authorized preferred stock, par value $1.00 per share (the "Preferred Stock"), of which 8,000,000 shares of Series K Preferred Stock were outstanding on February 12, 1998. The Series K Preferred Stock was redeemed on February 17, 1998. No increase in the authorized number of shares of Preferred Stock is requested.

The proposed additional shares of Common Stock could be issued for any proper corporate purpose, including stock splits, the payment of stock dividends or other distributions in shares of stock, the acquisition of other businesses, the raising of additional capital for use in the Corporation's business, or in connection with employee stock incentive programs. While the Corporation currently has no arrangements, understandings or commitments with respect to the issuance of the additional shares of Common Stock, it is considered advisable to have the authorization to issue such shares in order to enable the Corporation, as the need may arise, to move promptly to take advantage of market conditions and the availability of other favorable opportunities without the delay and expense involved in calling a special shareholders meeting for such purpose.

The authorization of additional shares of Common Stock will not, by itself, have any effect on the rights of holders of existing Preferred Stock and Common Stock. Depending on the circumstances, any issuance of additional shares of Common Stock may dilute the present equity ownership of current shareholders. Holders of Preferred Stock and Common Stock have no preemptive rights to participate in any such issuance.

If the proposed amendment to the Restated Articles is approved, the Board of Directors will have the authority to issue the additional authorized shares or any part thereof to such persons and for such consideration as it may determine without further action by the shareholders except as required by law, the Restated Articles or the rules of any stock exchange on which the Corporation's securities may then be listed. The New York Stock Exchange, on which the issued shares of Common Stock are listed, currently requires specific shareholder approval as a prerequisite to listing shares in certain limited circumstances.

Although the proposed amendment is not intended to be an anti-takeover measure, shareholders should note that, under certain circumstances, the additional shares of Common Stock could be used to make any attempt to gain control of the Corporation or the Board of Directors more difficult or time-consuming. Any of the additional shares of Common Stock could be privately placed with purchasers who might side with the Board in opposing a hostile takeover bid. It is possible that such shares could be sold with or without an option, on the part of the Corporation, to repurchase such shares, or on the part of the purchaser, to put such shares to the Corporation.

The amendment to increase the authorized Common Stock might be considered to have the effect of discouraging an attempt by another person or entity, through the acquisition of a substantial number of shares of the Corporation's stock, to acquire control of the Corporation, since the issuance of the additional shares of Common Stock could be used to dilute the stock ownership of a person or entity seeking to obtain control and to increase the cost to a person or entity seeking to acquire a majority of

--------------------------------------------------------------------------------
the voting power of the Corporation. If so used, the effect of the additional authorized shares of Common Stock might be (i) to deprive shareholders of an opportunity to sell their stock at a temporarily higher price as a result of a tender offer or the purchase of shares by a person seeking to obtain control of the Corporation or (ii) to assist incumbent management in retaining its present position.

ACTION BY SHAREHOLDERS

The Board of Directors believes that adoption of the proposed Amendment to Article Fifth of the Corporation's Restated Articles is in the best interests of the Corporation and its shareholders. Approval of this proposal requires a favorable vote of the holders of a majority of the votes cast by all holders of the outstanding shares of Common Stock. The Pennsylvania Business Corporation Law provides that an abstention is not a vote cast. Therefore, in a case like this where a favorable vote of the holders of a majority of the votes cast at the annual meeting is required, an abstention will not have the effect of a vote for or against the proposal and will not be counted in determining the number of votes required for approval, though it will be counted in determining the presence of a quorum.

WITH RESPECT TO PROXY ITEM 2, THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE PROPOSED AMENDMENT TO ARTICLE FIFTH OF THE CORPORATION'S RESTATED ARTICLES TO (I) INCREASE THE TOTAL AUTHORIZED NUMBER OF SHARES FROM 450 MILLION TO 850 MILLION AND (II) INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK FROM 400 MILLION TO 800 MILLION.

RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS (PROXY ITEM 3)

The Board of Directors, at its February 17, 1998 meeting, appointed KPMG Peat Marwick LLP as independent public accountants of the Corporation for the year ending December 31, 1998. KPMG Peat Marwick LLP served as the Corporation's independent public accountants for the year ended December 31, 1997. Although the appointment of independent public accountants is not required to be approved by shareholders, the Board of Directors believes shareholders should participate in such selection through ratification. If the shareholders fail to ratify KPMG Peat Marwick LLP as the independent public accountants, the Board of Directors will reconsider its selection. Representatives of KPMG Peat Marwick LLP will be present at the annual meeting with an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

ACTION BY SHAREHOLDERS

Adoption of the proposal requires the approval of a majority of the votes cast at the annual meeting by all holders of Common Stock. The Pennsylvania Business Corporation Law provides that an abstention is not a vote cast. Therefore, in a case like this where the favorable vote of the holders of a majority of the votes cast at the annual meeting is required, an abstention will not have the effect of a vote for or against the proposal and will not be counted in determining the number of votes required for approval, though it will be counted in determining the presence of a quorum.

WITH RESPECT TO THE RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS (PROXY ITEM
3), THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE CORPORATION FOR THE YEAR ENDING DECEMBER 31, 1998.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation's executive officers and directors, and persons who own more than 10% of a registered class of the Corporation's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. Executive officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by the Corporation, or written representations from certain reporting persons that no Form 5's were required for those persons, the Corporation believes that, for 1997, all such filing requirements were complied with.

--------------------------------------------------------------------------------

ADDITIONAL INFORMATION; SHAREHOLDER PROPOSALS

The Board of Directors does not know of any other business that may be presented for consideration at the annual meeting, other than one shareholder proposal submitted by two shareholders that has been omitted from this Proxy Statement in accordance with the rules of the Securities and Exchange Commission. If such shareholder proposals or any other business should properly come before the meeting, it is the intention of those named in the Proxies solicited hereby to vote the shares represented by such Proxies in accordance with their judgment on such matters. Proposals of shareholders intended to be presented at the Corporation's annual meeting to be held in 1999 must be received by the Corporation no later than November 10, 1998 to be considered for inclusion in the Proxy Statement and form of Proxy relating to the 1999 annual meeting.

The cost of solicitation of proxies for the 1998 annual meeting will be borne by the Corporation. In addition to solicitation by mail, regular employees of the Corporation may solicit proxies by telephone or personal interview. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting material to the beneficial owners of Common Stock held of record by such persons and will be reimbursed by the Corporation for their expenses. In addition, the Corporation has retained D. F. King & Co., Inc., 77 Water Street, New York, New York 10005 to aid in the solicitation of proxies from brokers, banks, other nominees and institutional holders at an estimated fee of $7,000 plus expenses.

By Order of the Board of Directors

Carl Krasik
Secretary

March 10, 1998

--------------------------------------------------------------------------------

                                    ANNEX A

RESOLVED, That the first paragraph of Article Fifth of Mellon Bank Corporation's Restated Articles of Incorporation shall be amended as follows:

Fifth: The aggregate number of shares which the Corporation shall have authority to issue is 850,000,000 [450,000,000] of which 50,000,000 shares shall be Preferred Stock, par value $1.00 per share, issuable in one or more series, and 800,000,000 [400,000,000] shares shall be Common Stock, par value $0.50 per share.

 (Language to be inserted is underlined and language to be deleted is enclosed in brackets.)

--------------------------------------------------------------------------------










-- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- --

  RESERVATION FORM FOR MELLON BANK CORPORATION ANNUAL MEETING OF SHAREHOLDERS

Admission cards will be forwarded to shareholders whose reservation forms are received by April 8, 1998. All other admission cards will be provided at the check-in desk at the meeting.

I expect to attend the Annual Meeting at 10:00 A.M., on April 21, 1998, in Pittsburgh, PA.

                            Name  ............................
                                        (Please Print)

                            Address
                                  ............................
                                        (Please Print)

                            ..................................

 (PLEASE COMPLETE AND RETURN IN THE ENCLOSED ENVELOPE IF YOU PLAN TO ATTEND THE
                                ANNUAL MEETING)

                      [LOGO OF MELLON BANK CORPORATION]

This Proxy is solicited on behalf of the Board of Directors of the Corporation.

  The undersigned hereby appoints Carl Krasik, William E. Marquis and Ann M. Sawchuck, or any of them, each with full power of substitution as attorneys and proxies of the undersigned to vote all Mellon Bank Corporation Common
    Stock of the undersigned at the Annual Meeting of Shareholders of the Corporation to be held on Tuesday, April 21, 1998, at 10:00 A.M., on the
    10th floor of the Union Trust Building, 501 Grant Street, Pittsburgh, Pennsylvania, and at any adjournment of such meeting, as fully and effectually as the undersigned could do if personally present, and hereby revokes all previous proxies for said meeting. Where a vote is not specified, the proxies will vote the shares represented by this Proxy FOR the election of all nominees for director, FOR Proxy Item 2 and FOR Proxy Item 3 and will vote in their discretion on such other matters that may properly come before the meeting.

This Proxy is solicited on behalf of the Board of Directors of the Corporation, and may be revoked prior to its exercise. The Board of Directors recommends votes FOR the election of all nominees for director, FOR Proxy Item 2 and
                              FOR Proxy Item 3.



           (Continued and to be signed and dated, on reverse side)

                             FOLD AND DETACH HERE



   Where a vote is not specified, the proxies will vote shares represented by this Proxy FOR the election of directors, FOR Proxy Item 2 and FOR Proxy
   Item 3 and will vote in their discretion on such other matters that may properly come before the meeting.

                                 Please mark
                              your votes as [X]
                                 indicated in
                                this example.


                                Proxy Item 1--
                          The election of directors

                         FOR                  WITHHOLD
                    all nominees             AUTHORITY
                   listed herein          to vote for all
               (except as withheld            nominees
                in space provided)          listed herein

                       [ ]                       [ ]


       Nominees: Ira J. Gumberg, Edward J. McAniff, Martin G. McGuinn, David S. Shapira, W. Keith Smith, Joab L. Thomas and William J. Young.

   (Instructions: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

___________________________________________________________________________
 Note: A vote FOR the election of directors includes discretionary authority to vote for a substitute if any nominee is unable to serve or for good cause will not serve.

    Proxy Item 2--Proposal to amend the Corporation's Restated Articles of Incorporation to increase the authorized number of shares of Common Stock.

                     FOR      AGAINST       ABSTAIN

                     [ ]        [ ]           [ ]


               Proxy Item 3--Ratification of appointment of KPMG
             Peat Marwick LLP as independent public accountants.

                     FOR      AGAINST       ABSTAIN

                     [ ]        [ ]           [ ]


Please date and sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee, guardian, etc., full title as such should be shown. For joint accounts, each joint owner should sign. If more than one trustee is listed, all trustees should sign, unless one trustee has power to sign for all.


___________________________________________________________________________
                                       (Signature of Shareholder)

___________________________________________________________________________
                                       (Signature of Shareholder)

Dated:_______________________________________________________________, 1998



                             FOLD AND DETACH HERE